UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 16, 2007

Cooper Industries, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	1-31330	98-0355628
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Travis, Suite 5800, Houston, Texas		77002-1001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-209-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed November 20, 2006, Mr. Paul M. Isabella, who served as Executive Vice President, Cooper Connection, is leaving Cooper. Mr. Isabella and Cooper entered into an agreement effective January 16, 2007 regarding the transition arrangements. Significant terms and conditions of the agreement are set forth below.

* Following termination of active employment on January 2, 2007, Mr. Isabella will continue to receive his current base salary for a six-month period ending June 30, 2007. If Mr. Isabella is continuing his search for another position at that time, the salary continuation period may be extended for up to six additional months through December 31, 2007. During the salary continuation period, Mr. Isabella will continue to assist Cooper in an orderly transition of his management responsibilities and to provide reasonable consulting services to Cooper.

* Mr. Isabella will receive group life, medical and dental coverage, subject to the same terms and conditions as active employees, during his salary continuation period, unless he receives coverage with another employer. He will also receive executive outplacement services for up to one year.

* Mr. Isabella will not be eligible to receive a bonus for 2006 under Cooper’s Management Annual Incentive Plan. Long-term performance share awards and restricted stock units that were previously granted to Mr. Isabella will be subject to the terms of the respective agreements under which the awards were granted. Specifically, Mr. Isabella will receive an award of performance shares under the 2004 – 2006 performance cycle and will forfeit awards of performance shares under the 2005 – 2007 and 2006 – 2008 performance cycles. He will also forfeit any non-vested restricted stock units.

* All vested stock options will remain exercisable through April 2, 2007. For this purpose, vested stock options will include 10,000 nonqualified stock options that vest February 7, 2007. Non-vested options are forfeited as of January 2, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper Industries, Ltd.

January 19, 2007	By:	/s/ Kevin M. McDonald

Name: Kevin M. McDonald
Title: Senior Vice President and General Counsel